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               TERMS AND CONDITIONS OF EMPLOYMENT
                          JORDAN A. LAW

                         April 20, 1999

       This will confirm the terms and conditions of your employment with Fairchild Fasteners, a division of Fairchild
Holding Corp., a subsidiary of The Fairchild Corporation.

Term:                    Your employment with Fairchild Fasteners
               shall commence on the first date following The Fairchild Corporation's acquisition of Kaynar Technologies Inc. and shall terminate on June 30, 2000, unless terminated earlier by Fairchild Fasteners for Cause (as defined below).

Position:            Your  position will be Senior Vice President
               of Fairchild Fasteners.

Duties:                    You  shall  report  to  Eric  Steiner,
               President of Fairchild Fasteners, and perform such duties and assume such responsibilities as may be consistent with your position and as the President of Fairchild Fasteners or the Board of Directors of The Fairchild Corporation may determine from time to time.

                          You agree to devote  substantially  all
               of your time, energy and ability to the business of Fairchild Fasteners. However, you may, upon approval of the President of Fairchild Fasteners, serve as a director or trustee of other corporations or businesses, provided that they are not in competition with the business of Fairchild Fasteners or any affiliate of The Fairchild Corporation, and provided that your service does not materially interfere with your duties to Fairchild Fasteners.

Base Salary:        Your base salary ("Base Salary") will be at a
               rate not less than $285,000 per year, payable weekly in accordance with Fairchild Fasteners' usual payroll policies.

Signing Bonus: Promptly after the commencement of your employment with Fairchild Fasteners, you will receive a signing bonus of $80,000.

Fiscal 1999 Bonus:   No  later than September 15, 1999, Fairchild
               Fasteners shall pay you a bonus of no less than $-
               108,000 for the Fiscal Year ending June 30, 1999.

Fiscal 2000 Bonus:    You   shall  be  eligible  to   receive   a
               performance bonus for the Fiscal Year ending June 30, 2000, based on (1) cost savings to be achieved from the integration of Fairchild Fasteners and Kaynar Technologies Inc., and (2) a formula or criteria to be mutually agreed upon by the President of Fairchild Fasteners and you.

Company Car:         Fairchild  Fasteners will provide  you  with
               $950 per month in lieu of a company car, and will reimburse you for reasonable expenses you may incur in connection with its use for business purposes, in accordance with Fairchild Fastener's applicable policies and procedures

Business Expenses:   Fairchild Fasteners will reimburse  you  for
               reasonable business-related expenses that you may incur in connection with the performance of your duties to Fairchild Fasteners, in accordance with Fairchild Fasteners' applicable policies and procedures.

Vacation:            Vacation  will accrue based on the  date  of
               your hire by Kaynar Technologies Inc. and its affiliates, in accordance with Fairchild Fasteners' vacation policies and procedures.

Other Benefits:           You will be eligible to participate  in
               all   of  the  employee  benefit  plans  generally
               available to employees of Fairchild Fasteners under its Flexible Benefits Program, all on terms and conditions commensurate with executive officers of Fairchild Fasteners at your level. These employee benefit plans include sick leave, group health and dental insurance plans, a pension plan, a retiree medical plan, a long term disability plan, a savings (401(k)) plan, and life insurance. You will receive credit for your prior service with Kaynar Technologies Inc. and its affiliates for purposes of determining vesting of benefits under Fairchild Fasteners' 401(k) and pension plans. You will not receive credit for your prior service with Kaynar Technologies Inc. and its affiliates for purposes of calculating the amount of benefits under any pension or post-retirement medical plan.

Cause:                    Cause means any of the following:   (i)
               conduct, at any time, which has involved criminal dishonesty, conviction of any felony, or conviction of any lesser crime or offense involving the property of Fairchild Fasteners, or any of its subsidiaries or affiliates, (ii) significant conflict of interest, (iii) misappropriation of any money or other assets or properties of Fairchild Fasteners, or that of its subsidiaries or affiliates, (iv) willful violation in any material respect of specific and written lawful directions from the President of Fairchild Fasteners or the Board of Directors of The Fairchild Corporation that are consistent with and clearly within the duties of your office, (v) willful misconduct or gross negligence in connection with the performance of any of your material duties, (vi) chronic alcoholism or drug addiction, (vii) any other acts or conduct which would constitute a material breach of your obligations to Fairchild Fasteners or The Fairchild Corporation, and which breach is injurious to Fairchild Fasteners or The Fairchild Corporation, and (viii) your death, or your disability as defined pursuant to Fairchild Fasteners' Long-Term Disability Plan.

No Other Agreement:   You  represent  and  warrant  to  Fairchild
               Fasteners that you have no covenant, agreement or understanding with, or obligation to, anyone else which would be breached by this Agreement, or which would subject Fairchild Fasteners or The Fairchild Corporation to any liability as a result of hiring and utilizing your services.

Other Agreements:     You  shall  enter  into  a  Confidentiality
               Agreement, a Non-Compete Agreement, and an Agreement to Assign to Fairchild Fasteners and The Fairchild Corporation all inventions and designs, whether patentable or not, conceived or improved by you during your employment with Fairchild Fasteners.

Governing Law: Our  understandings regarding your employment with
               Fairchild Fasteners shall be governed by applicable federal law and the laws of the State of California, and all disputes relating to the terms of your employment set forth herein shall be resolved in any state or federal court of competent jurisdiction in the State of California.

Entire Agreement:    These terms supersede all prior negotiations
               and represent the entire agreement of the parties, and our signatures hereon will bind us hereto.

                        *   *   *   *   *

      If you agree to employment with Fairchild Fasteners on the terms set forth in this memorandum, please sign and return a copy to me.

                    FAIRCHILD FASTENERS,
                    a Division of Fairchild Holding Corp.



                    By:  _______________________________________
                         Eric I. Steiner,    President
                         Fairchild Holding Corp.


ACCEPTED AND AGREED TO BY
JORDAN A. LAW AS OF THE DATE
FIRST ABOVE WRITTEN:


_____________________________
Jordan A. Law